EXHIBIT 99.1

NEWS RELEASE                                                      May 15, 2017

               FSI ANNOUNCES FIRST QUARTER, 2017 FINANCIAL RESULTS
      Conference call scheduled for Tuesday May 16th, 11:00am Eastern time,
                              8:00am Pacific Time
                            See dial in number below

VICTORIA, BRITISH COLUMBIA, May 15, 2017 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the first quarter (Q1) ended March 31, 2017.

Mr. Daniel B. O'Brien, CEO, states, "First quarter results were good considering the late spring in the US agriculture sector and the loss of swimming pool sales caused by the fire in Taber AB. The large increase in cash on the balance sheet is due to the one-time $4.2million insurance payout combined with retained earnings for the quarter. HeatsavrTM production has restarted, the fire site is clean and we are accepting bids for a new building." CEO O'Brien adds, "Oil prices have been steady, supporting our estimate that we will see revenue growth for the remaining quarters of 2017."


     o Sales in the first quarter (Q1) were $4,663,708, down approximately 12% when compared to sales of $5,312,635 in the corresponding period a year ago. In part as the result of an insurance claim payout, the financials show a Q1, 2017 net income of $3,252,667, or $0.28 per share, compared to a net income of $741,794, or $0.06 per share, in Q1, 2016. Note: a share buyback of 1,750,000 shares took place in January 2016.

     o Basic weighted average shares used in computing per share amounts in Q1 were 11,458,170 and 11,543,376 for both 2017 and 2016 respectively.

     o Non-GAAP operating cash flow: For the 3 months ending March 31, 2017, net income reflects $103,857 of non-cash charges (depreciation and stock option expenses), Income tax, Deferred income tax, as well as Net gain or loss from insurance payout and/or write down of inventory, as well as Interest income; which are items not related to operating or current operating activities. When these items are removed, the Company shows operating cash flow of $1,155,828, or $0.10 per share. This compares with operating cash flow of $1,443,117, or $0.13 per share, in the corresponding 3 months of 2016 (see the table that follows for details of these calculations).

The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction and agricultural use to further increase sales in this division. In past years the NanoChem division sales have been less volatile quarter over quarter, however due to increasing sales to agriculture, revenue seasonality may become larger.

* a conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Tuesday May 16, 2017. CEO, Dan O'Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-800-768-6544 (or 1-785-830-7990) just prior to the scheduled call time. The conference call title, "First Quarter 2017 Financials," may be requested.

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 months ended March 31, 2017. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
                 For 3 Months Ended March 31 (3 Months Operating Cash Flow)
                                   (Unaudited)

                                                   3 months ended March 31
                                                    2017             2016
                                               ---------------------------------
Revenue                                        $ 4,663,708      $ 5,312,635
Income (loss) before income tax - GAAP         $ 3,572,946      $ 1,299,800
Provision for Income tax(net)  - GAAP          $   320,279      $   558,006
Net income (loss)  - GAAP                      $ 3,252,667      $   741,794
Net income (loss) per common share - basic -
   GAAP                                        $      0.28a     $      0.06a
3 month weighted average shares used in
computing per share amounts - basic.-  GAAP     11,458,170a      11,543,376a


                                                  3 month Operating Cash Flow
                                                         Ended March 31
                                               ---------------------------------
Operating Cash flow (3months). NON-GAAP        $ 1,155,828b    $ 1,443,117b

Operating Cash flow per share excluding
  non-operating items and items not related
  to current operations (3 months) - basic -
  NON-GAAP                                     $      0.10a,b  $      0.13a,b
Non-cash Adjustments (3 month) GAAP            $   103,857c        143,317c
Shares (3 month basic weighted average) used
  in computing per share amounts - basic GAAP   11,458,170a     11,543,376a


Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) Non-GAAP - A share buyback of 1,750,000 shares took place in January 2016. Shares outstanding at March 31, 2016 were 11,427,991. Also an insurance payout of $4,207,578 less the loss of the factory, as a result of the fire in the Taber, Alberta factory, raised net income by $0.22 per share. See the financials for details.

b) Non-GAAP - amounts exclude certain non-cash items: depreciation and stock option expense totaling (2017 = $103,857, 2016 = $143,317), Deferred tax expense (2017 = $23,404, 2016 = N/A), Income tax, (2017 = $296,875, 2016 =
     $558,006,), net gain/(loss) of building and equipment from the fire in Taber, Alberta (2017 = $2,572,288, 2016 = N/A) Interest income (2017 = $33,
     2016 = $ N/A,),  write down of inventory (2017 = $51,346,  2016 = N/A). See the financial statements for all adjustments.

c)   Non-GAAP - amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
               206 - 920 Hillside Ave, Victoria, BC CANADA V8T 1Z8

                                                                     Jason Bloom
                                                               Tel: 250 477 9969
                                                         Toll Free: 800 661 3560
                                                               Fax: 250 477 9912
                                              E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: Danielle@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.



                                       2